UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 11, 2013

KBS REAL ESTATE INVESTMENT TRUST II, INC.
(Exact Name of Registrant as Specified in Its Charter)
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Maryland	000-53649	26-0658752
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS
On February 11, 2009, KBS Real Estate Investment Trust II, Inc. (the “Company”), through an indirect wholly owned subsidiary, purchased, at a discount, two promissory notes secured by a first lien mortgage (the “One Liberty Plaza Notes”) for $66.7 million plus closing costs from Goldman Sachs Mortgage Company, a seller unaffiliated with the Company or its advisor, KBS Capital Advisors LLC (the “Advisor”). On October 11, 2013, the Company, through an indirect wholly owned subsidiary, sold to a buyer unaffiliated with the Company or its Advisor, the One Liberty Plaza Notes for $114.3 million, excluding closing costs and accrued interest. As of the date of sale, the Company’s carrying value of the One Liberty Plaza Notes was $84.0 million.
As a result, the Company expects the transaction to result in an economic gain of approximately $48.6 million based on the purchase and sale prices, net of closing costs and a book gain of approximately $29.1 million (the book gain excludes $19.5 million of income amortization related to the purchase discount and closing costs on the One Liberty Plaza Notes which have been amortized since the acquisition date as a net increase to income over the life of the loan in accordance with U.S. generally accepted accounting principles).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST II, INC.

Dated: October 16, 2013	BY:	/s/ David E. Snyder
David E. Snyder
Chief Financial Officer